Exhibit 99.1

NEWS RELEASE For Immediate Release August 3, 2004	Contact: Kenneth J. Abod Senior Vice President and Treasurer (703) 273-7500

SUNRISE REPORTS SECOND-QUARTER 2004 EPS RESULTS OF $0.66

EPS Excluding Income From Property Sales Up 70 Percent; Reaffirms 2004 EPS Guidance

     McLean, Va.—Sunrise Senior Living, Inc. (NYSE: SRZ), today reported second-quarter 2004 earnings per share of $0.66 (diluted) compared to $0.67 (diluted) per share in the second quarter of 2003. The $0.01 per share decrease was due to $10.7 million, or $0.28 per share, lower income from property sales, offset by strong growth in Sunrise’s management services operations, lower interest expense and a reduced share count. Second-quarter 2004 earnings per share exceeded the Company’s guidance because income from property sales was higher than expected (a result of meeting certain contingencies sooner in the year than expected).

     Second-quarter 2004 earnings excluding income from property sales ($12.5 million or $0.32 per share) increased $0.14 per share, or 70 percent, to $0.34 per share, compared to the $0.20 per share second-quarter 2003 earnings excluding income from property sales ($23.2 million or $0.57 per share) and one-time transition expenses associated with the Marriott Senior Living transaction ($4 million or $0.10 per share). There were no transition expenses in the second quarter of 2004. Sunrise believes earnings per share excluding income from property sales is a helpful measure in understanding its operating results in light of its transformation to a management services company.

     The strong growth in earnings excluding income from property sales and transition expenses was generated by:

•	A $6 million, or 33 percent, increase in management services revenue less management services expenses for the second quarter of 2004 versus the second quarter of 2003. This increase was primarily due to a 10 percent increase in revenue under management, which was generated by growth in Sunrise’s operating portfolio and improved same-store revenue performance.

•	A $6.1 million reduction in interest expense in the second quarter of 2004 versus the second quarter of 2003 as a result of a $244.3 million, or 51 percent, decrease in debt.

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Sunrise Reports Second-Quarter 2004 EPS Results of $0.66

•	The impact of the Company’s share repurchase program, which resulted in a 5.6 percent decrease in the diluted share count in the second quarter of 2004 versus the second quarter of 2003.

•	Strong property level performance, which exceeded the Company’s expectations for its same-store portfolio.

     “2004 continues to be a very good year for Sunrise, our shareholders and the seniors we serve,” said Paul Klaassen, Sunrise Senior Living chairman and CEO. “This period is the first time our quarter-over-quarter comparison is inclusive of the communities that joined Sunrise as part of the Marriott Senior Living acquisition. The integration is going well and the performance of the portfolio is trending according to our expectations. Today, Sunrise is serving more seniors than ever before – delivering high-quality, resident-centered care and services. As the demand for these services continues to increase, we believe we are well positioned to meet the needs of a growing and diverse senior population.”

     Portfolio Growth

     In the second quarter of 2004, Sunrise opened two communities developed by Sunrise (combined resident capacity of 180). One of the newly developed communities is owned by a Sunrise joint venture and the other is managed for a third party.

     Sunrise has begun construction on six new properties this year, and now has 22 communities under construction. Sunrise expects as many as 19 additional construction starts by year-end, including six or seven in the United Kingdom and Germany.

     During the second quarter of 2004, Sunrise entered into an agreement with Investcorp, a global investment group, to develop two senior living communities, with a combined resident capacity of 186. Sunrise will develop and manage the communities pursuant to long-term management agreements.

     Additionally, during the second-quarter of 2004, Sunrise began managing one assisted living community and entered into an operating consulting agreement for another community. Sunrise is also in discussions with owners of other senior living communities to manage their properties.

     During the second quarter of 2004, Sunrise ceased operation of three communities with a combined resident capacity of 333. Sunrise sold one community, without retaining management, closed one older, small community, which was wholly owned by Sunrise in order to redevelop the property, and terminated management of one community.

     As of June 30, 2004, Sunrise operated 374 open communities. Sunrise owned 100 percent of 35 communities, leased 29 communities, had a minority ownership position in another 127 communities and operated 183 communities for third-party owners in which Sunrise has no ownership position.

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Sunrise Reports Second-Quarter 2004 EPS Results of $0.66

     Operational Highlights

     As a result of revenue increases and continued growth in Sunrise’s operating portfolio, revenue under management increased 10 percent to $437 million in the second quarter of 2004 from $398 million in the second quarter of 2003. Revenue under management includes revenues generated by Sunrise’s consolidated communities, communities owned in joint ventures and communities owned by third parties that are managed by Sunrise. General and administrative expenses as a percentage of revenue under management decreased to 4 percent in the second quarter of 2004 from 4.3 percent in the second quarter of 2003 (excluding $4 million of transition expenses in the second quarter of 2003).

     During the second quarter of 2004, Sunrise had 141 communities (11,526 resident capacity) that were classified as same-store owned communities (consolidated and joint venture communities that were stabilized in both the second quarter of 2004 and 2003). Second-quarter 2004 revenue for this portfolio increased 8.6 percent over the second quarter of 2003 as a result of a 5.2 percent increase in average daily rate ($134 compared to $127.36) and a 2.7 percent increase in occupancy (89.8 percent compared to 87.4 percent). Operating expenses for this portfolio increased 6.6 percent in the second quarter of 2004 over the year earlier period.

     Sunrise’s At-Home Assisted Living venture continues to perform well. The service is now offered in seven markets where Sunrise operates senior living communities. The program enables Sunrise to begin developing relationships with seniors in their own homes and serves as a lead-generator for Sunrise’s senior living communities. The program has also enabled Sunrise to better coordinate private-pay home care services for seniors within Sunrise Senior Living communities in these markets who choose to use this additional service. Sunrise At-Home expects to launch its program in the Tampa, Fla., area toward the end of the third-quarter 2004.

     “The At-Home program has proven to be a meaningful addition to Sunrise’s range of personalized services,” said Thomas Newell, president, Sunrise Senior Living. “We believe the At-Home program could play an important role in our future growth, while helping us fulfill our mission to champion quality of life for all seniors.”

     Capital Overview, Cash Flow and Financing

     Sunrise ended the second quarter of 2004 with $120.6 million of cash and cash equivalents. In addition to its cash position and cash generated from operations, Sunrise has $215 million available under credit facilities.

     Sunrise expects to continue to generate cash flow from operations in excess of its future growth requirements and capital expenditures on its consolidated portfolio. The Company is evaluating potential uses for the combination of its current cash balances and expected surplus cash flow, including further

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Sunrise Reports Second-Quarter 2004 EPS Results of $0.66

debt reduction, additional stock repurchases, payment of a dividend, or additional investments to acquire or expand complementary lines of senior living management businesses such as Sunrise At-Home Assisted Living.

     Debt at the end of the second quarter of 2004 was $231.9 million, which consisted of $120 million of 5.25 percent convertible subordinated notes, $76 million of mortgage debt secured by Sunrise’s remaining wholly owned properties (open and under construction), $25.9 million of life care bonds, and $10 million of borrowings under a corporate credit facility. Debt declined on a year-over-year basis by $244.3 million and was 22.6 percent of total assets as of the end of the second quarter of 2004 versus 38.7 percent at the end of the second quarter of 2003.

     Repurchase Program

     During the second quarter of 2004, Sunrise repurchased 192,500 shares of its common stock at a weighted average price of $35.80. As a result, Sunrise has completed $20 million of its $50 million program announced in March 2004 (557,300 shares at a weighted average price of $35.95), leaving an additional $30 million of availability through March 2005.

     To date under its repurchase programs ($150 million repurchase program completed in March 2004 and the additional $50 million repurchase program announced in March 2004), Sunrise has repurchased $165 million of its common stock (5,735,800 shares at a weighted average price of $28.71) and $5 million of its 5.25 percent convertible subordinated notes.

     Outlook and Earnings

     Sunrise reaffirms its previous EPS guidance for 2004 of $1.55 to $1.65 per diluted share, excluding income from property sales, which would be an increase of 55 percent to 65 percent over 2003’s comparable results.

     Sunrise expects earnings per share excluding income from property sales and transition expenses to increase in the second half of 2004 as revenues and earnings from the existing portfolio increase, management fees from new community openings and new management contracts are received, management fees from new construction starts are generated (as many as 19 starts, or 76 percent of the year’s total construction starts, are expected to occur in the second half of 2004) and incentive fees are achieved (expected to be generated primarily in the third and fourth quarters of 2004). Sunrise also expects general and administrative costs to increase in the second half of the year due to, among other things, the costs of compliance with Sarbanes-Oxley Rule 404, which could add as much as $1.5 million to general and administrative expenses during this period.

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Sunrise Reports Second-Quarter 2004 EPS Results of $0.66

     Sunrise expects earnings per share, excluding income from property sales, to be approximately $0.39 to $0.41 in the third quarter of 2004, an 18 percent to 24 percent increase over the third-quarter 2003 earnings per share of $0.33 excluding income from property sales ($20 million or $0.52 per share) and transition expenses ($4 million or $0.11 per share). Guidance for third-quarter 2004 does not include any income from property sales.

     In previous announcements, Sunrise stated it expected to recognize approximately $25 million ($0.63 per share) of income from property sales in 2004 from transactions completed in 2003. In the second quarter of 2004, Sunrise met certain contingencies that accelerated the recognition of $4.1 million of income in the second quarter. Additionally, during the second quarter of 2004 Sunrise sold its last remaining wholly-owned property in Florida and incurred approximately $600,000 more in transaction costs than originally expected. Absent any additional transactions, total income from property sales in 2004 will be $24 million, or $0.61 per share, all of which has already been recognized. It is likely, however, that additional sales may occur in the fourth quarter of 2004. Additional guidance will be provided when purchase contracts are finalized.

     Conference Call Information

     Sunrise will host a conference call on Tuesday, August 3, 2004, at 10:00 a.m. EDT when Paul Klaassen, chairman and chief executive officer, Thomas Newell, president and Larry Hulse, chief financial officer, will discuss the Company’s second-quarter 2004 financial results. The call-in number is 703-639-1377 (no password required). Those interested may also go to the Investor Relations section of the Company’s Web site (www.sunriseseniorliving.com) to listen to the earnings call. Those unable to participate in the live call may hear a rebroadcast by dialing 703-925-2533 (pass code: 506011). The call will be available from 1:00 p.m. EDT, August 3 through 11:59 p.m. EDT, August 10. A link to the recorded call and a copy of this earnings release will be available on the Company’s Web site in the investor relations section.

     Sunrise Senior Living is the nation’s largest provider of senior living services. The McLean, Va.-based Company, which employs more than 34,000 people, operates over 390 senior living communities either open or under construction in the United States, United Kingdom, Canada and Germany with a combined resident capacity of more than 44,600. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer’s and other forms of memory loss, as well as, home care, nursing and rehabilitative care. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise please visit http://www.sunriseseniorliving.com.

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Sunrise Reports Second-Quarter 2004 EPS Results of $0.66

Estimates of future earnings are by definition, and certain other matters discussed in this press release may be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, development and construction risks, acquisition risks, licensing risks, business conditions, competition, changes in interest rates, market factors that could affect the value of the Company’s properties, the risks of downturns in economic conditions generally, success in integrating Marriott Senior Living Services’ operations, satisfaction of closing conditions and availability of financing for development and acquisitions. These and other risks are detailed in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

For general media calls, please contact Sarah Evers, vice president, Communications at (703) 744-1620.

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SUNRISE SENIOR LIVING, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	June 30,	December 31,
	2004	2003
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$120,608	$102,548
Accounts receivable, net	35,137	46,329
Notes receivable — affiliates	19,715	28,976
Deferred income taxes	12,843	23,570
Prepaid expenses and other current assets	56,543	34,472

Total current assets	244,846	235,895
Property and equipment, net	409,841	412,228
Notes receivable — affiliates	52,975	48,377
Management contracts and leaseholds, net	80,438	82,395
Costs in excess of assets acquired, net	110,535	106,139
Investments in unconsolidated senior living properties	79,378	73,834
Investments	5,610	5,610
Other assets	35,669	45,320

Total assets	$1,019,292	$1,009,798

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$128,094	$111,381
Deferred revenue	4,433	31,229
Current maturities of long-term debt	37,204	22,162

Total current liabilities	169,731	164,772
Long-term debt, less current maturities	194,678	200,828
Investments in unconsolidated senior living properties	3,632	3,371
Deferred income taxes	131,043	129,661
Other long-term liabilities	20,966	19,287

Total liabilities	520,050	517,919
Minority interests	1,610	1,603
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized, 20,563,959 and 20,987,730 shares issued and outstanding in 2004 and 2003, respectively	206	210
Additional paid-in capital	251,610	273,378
Retained earnings	250,172	221,109
Deferred compensation — restricted stock	(5,884)	(6,564)
Accumulated other comprehensive income	1,528	2,143

Total stockholders’ equity	497,632	490,276

Total liabilities and stockholders’ equity	$1,019,292	$1,009,798

SUNRISE SENIOR LIVING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating revenues:
Management services	$271,315	$205,751	$541,933	$271,381
Resident fees	85,040	105,604	170,096	156,936
Income from property sales	12,507	23,156	23,977	42,908

Total operating revenues	368,862	334,511	736,006	471,225

Operating expenses:
Management services	247,300	187,703	492,770	245,073
Facility operating	63,954	77,538	128,488	114,743
General and administrative	17,586	21,129	35,612	32,969
Depreciation and amortization	5,092	3,764	10,032	6,668
Facility lease	11,643	13,270	23,473	15,327

Total operating expenses	345,575	303,404	690,375	414,780

Income from operations	23,287	31,107	45,631	56,445
Interest income (expense):
Interest income	2,000	2,547	3,373	4,829
Interest expense	(1,975)	(8,078)	(3,843)	(14,612)

Net interest income (expense)	25	(5,531)	(470)	(9,783)
Equity in earnings of unconsolidated senior living properties	969	37	1,416	205
Minority interests	(262)	(292)	(445)	(584)

Income before income taxes	24,019	25,321	46,132	46,283
Provision for income taxes	(8,887)	(9,116)	(17,069)	(16,662)

Net income	$15,132	$16,205	$29,063	$29,621

Net income per common share data:
Basic:
Basic net income per common share	$0.75	$0.74	$1.42	$1.34

Basic weighted-average shares outstanding	20,194	21,900	20,433	22,070

Diluted:
Diluted net income	$16,223	$17,360	$31,245	$31,918
Diluted net income per common share	$0.66	$0.67	$1.26	$1.23

Diluted weighted-average shares outstanding	24,470	25,910	24,840	26,038

Sunrise Senior Living, Inc.
Supplemental Information
As of June 2004
($ in millions except average daily rate )

	Communities		Resident Capacity
	Q2 03	Q2 04	Q2 03	Q2 04
Community Data
Communities managed for third party owners	147	183	20,363	23,237
Communities in joint ventures	110	127	9,713	11,236
Communities consolidated	89	64	10,510	8,171

Total communities operated (1)	346	374	40,586	42,644

Percentage of Total Operating Portfolio
Assisted Living			67%	68%
Independent Living			23%	23%
Skilled Nursing			10%	9%

Total			100%	100%

Selected Operating Results
		Q2 03	Q2 04

I. Total Operating Portfolio
Number of communities (1)		346	374
Resident capacity		40,586	42,644
Occupancy		85.0%	85.9%

II. Same-Store Owned Portfolio Operating Results (2)		Q2 03	Q2 04	% Change

Number of communities		141	141	—
Resident capacity		11,526	11,526	—
Revenue		$118.38	$128.55	8.6%
Facility operating expense (3)		$74.11	$79.00	6.6%
Occupancy		87.4%	89.8%	2.7%
Average daily rate (4)		$127.36	$134.00	5.2%

III. Selected Total Portfolio Operating Results (5)
Total revenue of communities under management		$397.6	$436.7
Total G&A expenses as a percentage of total revenue of communities under management		5.3%	4.0%
Total G&A expenses, excluding transition expenses, as a percentage of total revenues of communities under management (6)		4.3%	4.0%
Other Information
Consolidated Debt
Fixed principal amount		$272.6	$181.7
Fixed weighted average rate		5.89%	4.75%
Variable principal amount		$203.6	$50.2
Variable weighted average rate		3.55%	3.36%
Total debt		$476.2	$231.9
Total weighted average rate		4.89%	4.45%

Sunrise Senior Living, Inc.
Supplemental Information (continued)
As of June 2004
($ in millions except average daily rate)

	Q2 03	Q2 04
Development Information
Construction in progress	$89.3	$80.4
Capitalized interest	$1.2	$1.1
Capital expenditure	$27.8	$31.4
Pre-tax start-up losses (7)	$(0.4)	$(1.0)

Number of Development Communities to be Opened (Resident Capacity)

	Q3 04	Q4 04	Q1 05	Q2 05
Consolidated communities	—	1 (90)	—	—
Joint venture communities	—	1 (95)	5 (460)	3 (287)
Managed communities	2 (123)	2 (158)	—	—

Notes

(1)	During the second quarter of 2004, Sunrise opened two newly developed communities, began managing one additional community, closed one wholly owned community, sold one wholly-owned community (not retaining management) and terminated one management contract.
(2)	Same-store owned portfolio consists of all communities in which Sunrise has an ownership interest and that were stabilized in both the second quarter of 2004 and 2003. This includes consolidated and joint venture communities.
(3)	Facility operating expenses exclude management fee expense paid to Sunrise with respect to same-store joint venture communities in order to make comparisons between consolidated and joint venture communities consistent.
(4)	Average daily rate excludes community fees.
(5)	Includes all revenues for communities operated by Sunrise.
(6)	G&A expenses used in this calculation exclude transition expenses of $0 and $4 million for the three months ended June 30, 2004 and 2003, respectively. In light of the one-time transition expenses associated with the Marriott Senior Living Services transaction, Sunrise believes this calculation is relevant in understanding its recurring G&A expenses as a percentage of revenues.
(7)	Losses incurred during the period for communities opened during the prior twelve months in which Sunrise has an ownership interest.